Calculation of Filing Fee Tables
S-8
PNC FINANCIAL SERVICES GROUP, INC.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $5.00 per share	Other	212,592	$ 209.69	$ 44,578,416.48	0.0001381	$ 6,156.28
Total Offering Amounts:						$ 44,578,416.48		$ 6,156.28
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 6,156.28
Offering Note
[1]	The amount registered represents 212,592 shares of the common stock, par value $5.00 (the "Common Stock"), of The PNC Financial Services Group, Inc. ("PNC"), which may be issuable in respect of restricted stock unit awards that were granted under the FirstBank Holding Company ("FBHC") 2020 Restricted Non-Voting Class A Common Stock Unit Plan (the "Common Stock Plan") or the FBHC 2020 Restricted Preferred Stock Unit Plan (together with the Common Stock Plan, the "Plans"), including awards granted under the Plans that were deferred pursuant to the terms of the applicable award agreement, the Plans and the FBHC Deferred Compensation Plan, which awards were assumed by PNC in connection with PNC's acquisition of FBHC (the "Acquisition") pursuant to the Agreement and Plan of Merger, dated as of September 5, 2025, by and among PNC, Summit Merger Sub I, Inc., a wholly-owned subsidiary of PNC, and FBHC (as adjusted by the exchange ratio in connection with the Acquisition). Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement also covers such additional and indeterminate number of shares as may become issuable pursuant to the provisions of the Plans relating to adjustments for changes resulting from a stock dividend, stock split or similar change. The proposed maximum offering price per share and proposed maximum aggregate offering price for the shares of the Common Stock covered by this Registration Statement have been estimated in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. The price of $209.69 per share represents the average of the high and low sales prices of PNC's Common Stock as reported on the New York Stock Exchange on December 31, 2025, a date within five business days prior to the filing of this Registration Statement.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A